EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-49837, No.333-44436 and No. 333-101962 on Form S-8 of our reports dated June 13, 2006, relating to the financial statements and financial statement schedule of Network Equipment Technologies, Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 31, 2006.

DELOITTE & TOUCHE LLP

San Jose, California
June 13, 2006